Exhibit 10.2

November 25, 2003


Monica L. Woo
67 Oenoke Lane
New Canaan, CT  06840

Dear Monica:

It is my pleasure to extend an offer of employment to you for the position of Chief Marketing Officer reporting to the President. I believe and expect you will make a significant contribution to 1-800-FLOWERS.COM, Inc., and its ongoing success. As you will be designated a Section 16 Officer of the Company by the Board of Directors, the terms of this letter are subject to the approval of the Compensation Committee of the Board of Directors.

Our offer is as follows:

Title:            Chief Marketing Officer.

Duties: You have such duties consistent with the above office as from time to time may be prescribed by the Company's Chief Executive Officer, its President, or the Board of Directors. You shall faithfully and diligently perform such duties.

Salary: $13,461.00 biweekly. ($350,000.00 annualized). Once eligible, your salary will be reviewed on an annual basis to ascertain what merit increase, if any, will be given based upon your performance and that of the Company for the prior fiscal year. As you are starting with us more than halfway through the current fiscal year (FY'04) then your first review will be following the end of fiscal year 2005 which year ends on or about June 30,2005.

Benefits:         You  will be  eligible to  participate in  all company benefit
                  programs   subject  to   the  terms  of  each  plan.  You  may
                  participate   in Company medical, dental, life  insurance, and
                  short  term  and long term  disability on  the   first day  of
                  employment. You will be eligible to participate in the Company
                  401k plan after twelve (12) months of service.

Bonus: You will be eligible to participate in our Company Sharing Success Program with a target bonus of 45% of your base compensation. The plan is performance based and requires satisfactory attainment of corporate performance goals. Our plan year begins on July 1, 2003 and ends on June 30, 2004. Although you will only be joining us midway through our fiscal year 2004, we agree you will be eligible for 50% of prorated bonus ($39,375.00) for the remainder of fiscal year 2004 provided the corporate performance goals are met. Starting with fiscal year 2005 you will also be entitled to participate in the Company Supplemental Sharing Success Program.

You will be recommended to the Compensation Committee of the Board of Directors for inclusion in the Company's 2003 Long Term Incentive and Share Award Plan ("Plan"). Subject to the Committee's approval, your initial option award will be an option to purchase 35,000 (Thirty-Five Thousand) shares of the Company's Class A Common Stock. The term of your option grant is ten years from the date of the grant and they vest at 40% commencing with the second anniversary of the grant, and 20% for each year up to the fifth anniversary of the grant. In addition, you will be awarded an incremental option award to purchase 50,000 (Fifty Thousand) shares of the Company's Class A Common Stock. The terms of this special one time grant will be for ten years from the date of the grant and will vest 100% on the 5th anniversary of the grant. The exercise price of your option awards shall be the closing price of the Company's Class A Common Stock on the day your employment commences. The grant date shall be your first date of employment with the Company and all options granted are subject to the Plan and any Stock Award Agreement. Future awards are at the discretion of the Compensation Committee.

We are committed to maintaining a competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, its acceptance, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment or a guarantee of any length of employment or specific benefits. Your employment with the Company is "at-will", meaning that you retain the option, as does the Company, to end your employment at any time, for any reason or for no reason. In addition, this offer of employment is contingent upon the completion of satisfactory reference and background checks.

If, however, you are terminated during your employment for death, disability (unable to perform your duties on a full time basis for two or more consecutive months or an aggregate of four months in any six month period), resignation, or cause, then you will be entitled to base salary through the date of termination and any other amounts earned, accrued and owing, but not yet paid as of the date of your death or termination of employment.

In the event you are terminated without Cause (other than resignation, death, or disability), or terminated at your own initiative due to a Constructive Termination Without Cause, or terminated without Cause after the occurrence of a Change of Control, then you shall be entitled to:

        (a) an amount equal to your base salary through the date of termination,
        (b) any amounts, earned, accrued or owing, but not yet paid as of the date of termination ,
        (c) a severance package equal to:

               (i) base pay compensation for the period of time to which you would be entitled to same under the Company's then existing severance policy, except that if your employment is terminated for any of the reasons set forth in this paragraph during the first 12 months of your employment then you will be entitled to base pay compensation equal to 6 months. Current Company policy provides severance equal to 2 weeks of base pay compensation for every year of service at the Company.

               (ii) an amount  equal to any  bonus due to you under the  Sharing
                    Success Program and the Supplemental Sharing Success Program prorated to the date of termination,


               (iii) the ability to exercise any options (or  restricted  stock, if applicable) that fully vested prior to termination of employment for a period of up to one (1) year from the date of your termination, except that in no event can the vested options be exercised past the life of the option grant (for example, the options granted under this letter have a life of 10 years from date of the grant and that date cannot be extended)

        (d) such other benefits, if any, as are payable to or for your benefit as of the date of your termination in accordance with applicable plans and programs of the Company.

For the  purposes  of the  Agreement,  "Cause"  is  defined  as: (a) you fail to perform faithfully your duties as Chief Marketing Officer, which failure continues unremedied for a period of seven (7) days after your receipt of written notice from the Company, specifying the nature of the failure; (b) you engage in any conduct which is unethical, illegal or which otherwise brings notoriety to the Company or which has an adverse affect on the name or public image or reputation of the Company; (c) you (i) are declared of unsound mind by an order of court, (ii) are convicted of or plead guilty or nolo contendere to a crime, or (iii) fraudulently or intentionally commit an act which is detrimental to the Company; or (d) your breach of any material provisions of this letter or any other agreement you may have with the Company, including, without limitation, any agreement referred to herein.

For purposes of this Agreement, "Constructive Termination Without Cause" shall mean a termination of your employment at your own initiative following the occurrence, without your prior written consent, of any of the following events:

     (i) any action by the Company which results in a material change and diminution in your authority and duties as the Chief Marketing Officer of the Company and which is not cured by the Company within 30 days following its receipt of written notice from you specifying in detail the reasons why you believe there has been a material diminution in your authority and duties as the Chief Marketing Officer of the Company.

     (ii) failure by the Company to make any undisputed payments due you, provided they have not paid any such payments due you within 7 business days after receipt from you of a written notice specifying the payment then allegedly due and owing; or


     (iii) change in the location of the Company's headquarters to a new venue outside of the greater New York metropolitan area and which would require a complete geographical relocation on your part.

For purposes of this Agreement, a "Change of Control" means a material change in the management structure of the Company due to acquisition by, or merger with, an unaffiliated third party or the purchase by an unaffiliated third party of more that 50% of the votes attributable to all the shares of the Company's capital stock (currently Class A and Class B common stock) from the McCann family (James F. McCann, Christopher G. McCann and their respective families and affiliates); provided any such event results in a material change and diminution in your authority and duties as the Chief Marketing Officer of the Company and which change and diminution are not cured within thirty (30) days after the Company's receipt of a written notice from you detailing the alleged change and diminution.

To exercise your rights to terminate under "Constructive Termination Without Cause" or "Change of Control", you must exercise your right to terminate your employment within thirty (30) days after the event complained of occurred.

For purposes of this letter, "affiliates" means any person or entity who or which is, directly or indirectly, in control of, controlled by, or under common control with one of the McCann Family.

In order to be in compliance with the Immigration and Reform Control Act of 1986, we require that you provide proof of employment eligibility and identity on your first day. Please bring with you two forms of current identification, one of which must contain a photograph. As a condition of your employment, you will also be required to sign a Confidentiality and Non-Compete Agreement and Critical Day's Notice on or before your first day of employment.

The terms of this letter and all the rights and obligations of the parties hereto shall be governed by the laws of the State of New York. Any suit, action, or proceeding relating to this letter or your employment with the Company, including the termination of same, shall be exclusively brought, and you hereby irrevocably submit to the jurisdiction of, the Supreme Court of the State of New York, County of Nassau and the United District Court, in and for the Eastern District of New York.

Your start date will be on or about the second week of January 2004 immediately following the fulfillment by you of the exit clause in your current consulting agreement with BrainReserve. You hereby represent to the Company that you have no agreements or understandings, whether in writing or oral, which would, in any way, be violated by, or prevent you from taking, employment with the Company and performing the services contemplated hereunder. You have been represented by legal counsel with reference to the negotiation and execution of this letter and also the Confidentiality and Non-Compete Agreement referred to above.

Monica, we are very excited about having someone with your background and experience joining our team. Please report to Human Resources on the 4th floor at 9:00am on your first day of employment with the Company. Please acknowledge your agreement to these terms of employment by signing below and returning the original to me along with the signed Confidentiality Agreement and Non-Compete. and Critical Day's Notice. This offer, if not so accepted within this period will expire five (5) days from the date of the letter.

This letter can be executed in counterparts, including facsimile counterparts.

If you have any questions or need additional information feel free to contact me at (516) 237-7843.

Sincerely,


/s/ Christopher G. McCann
--------------------------
Christopher G. McCann





I hereby agree to the terms of this letter


/s/ Monica L. Woo    11/25/2003
--------------------------------
Monica L. Woo